Exhibit 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Friday, Jan. 9, 2004

AMERICA WEST VACATION SUBSIDIARY MERGES INTO
AMERICA WEST AIRLINES

     PHOENIX — America West Holdings Corporation (NYSE:AWA) announced today that it has merged The Leisure Company, a wholly-owned subsidiary, into America West Airlines, Inc., the Company’s other wholly-owned subsidiary. As a result of the merger, The Leisure Company, which is one of the nation’s largest tour operators, will cease to exist as a separate legal entity and will instead be a division of the airline. This merger will save costs and streamline operations for the Company and will not change any operating procedures.

     The Leisure Company was formed in 1997 as a subsidiary of America West Holdings Corporation to market and sell vacation packages under the brand America West Vacations. Vacation packages are available in Arizona, California, Hawaii, Mexico, Nevada, New York and Boston. Vacation packages may consist of hotel accommodations, ground transportation, air transportation on America West Airlines, America West Express, which is operated by subsidiary airlines of Mesa Air Group, or Hawaiian Airlines as well as other services.

     America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary, America West Airlines, is the nation’s second largest low-fare carrier, with 13,000 employees serving 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-